EXHIBIT 3.1

AMENDED ARTICLES OF INCORPORATION

OF

LANIER CAPITAL REIT, INC.

David A. Flanigan, Jr., whose address is Miller & Martin PLLC, Suite 800, 1170 Peachtree Street, N.E., Atlanta, Georgia  30309, being at least eighteen (18) years of age, hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that the Articles of Incorporation of Lanier Capital REIT, Inc., a Maryland corporation (the “Corporation”), originally filed with the Department on March 19, 2007, are hereby amended as follows, and that such amendment is made before the organizational meeting of the Board of Directors and before the Corporation has stock outstanding or subscribed for:

ARTICLE 1

NAME

The name of the Corporation is Lanier Capital REIT, Inc.

ARTICLE 2

PURPOSES AND POWERS

The purposes for which the Corporation is formed are to engage in any lawful business or other activity (including, without limitation or obligation, qualifying as a real estate investment trust under Sections 856 through 860, or any successor sections, of the Code) for which corporations may be organized under the MGCL and the general laws of the State of Maryland as now or hereafter in force.

ARTICLE 3

RESIDENT AGENT AND PRINCIPAL OFFICE

The name and address of the resident agent for service of process of the Corporation in the State of Maryland is National Corporate Research, Ltd., a Maryland corporation, 836 Park Avenue, Second Floor, Baltimore, Maryland  21201.   The address of the Corporation’s principal office in the State of Maryland is c/o National Corporate Research, Ltd., 836 Park Avenue, Second Floor, Baltimore, Maryland  21201.  The Corporation may have such other offices and places of business within or outside the State of Maryland as the Board may from time to time determine.

ARTICLE 4

DEFINITIONS

As used in the Charter, the following terms shall have the following meanings, unless the context otherwise requires:

“Advisor” shall mean the Person responsible for directing or performing the day-to-day business affairs of the Corporation, including a Person to which an Advisor subcontracts substantially all such functions.

“Affiliate”  of another Person shall include any of the following:

(a)

any Person directly or indirectly owning, controlling, or holding, with power to vote 10% or more of the outstanding voting securities of such other Person;

(b)

any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person;

(c)

any Person directly or indirectly controlling, controlled by, or under common control with such other Person;

(d)

any executive officer, director, trustee or general partner of such other Person; and

(e)

any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

“Aggregate Stock Ownership Limit” shall mean not more than 9.8% in value of the aggregate of the outstanding shares of Capital Stock.  The value of the outstanding shares of Capital Stock shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.

“Beneficial Ownership” shall mean ownership of shares of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h) of the Code.  The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Board” or “Board of Directors” shall mean the Board of Directors of the Corporation.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“Bylaws” shall mean the Bylaws of the Corporation, as amended from time to time.

“Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

“Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 6.10(f), provided that each such organization must be described in Section 501(c)(3) of the Code, and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

 “Charter” shall have the meaning set forth in Section 1-101(e) of the MGCL, and shall include these Amended Articles of Incorporation and any articles of amendment, articles supplementary or other modification or amendment thereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Common Stock” shall have the meaning set forth in Section 5.1.

“Common Stock Ownership Limit” shall mean not more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Corporation. The number and value of outstanding shares of Common Stock of the Corporation shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.

“Constructive Ownership” shall mean ownership of shares of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code.  The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Excepted Holder” shall mean a Stockholder of the Corporation for whom an Excepted Holder Limit is created by the Charter or by the Board of Directors pursuant to Section 6.7.

“Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 6.7, the limit established by the Board of Directors pursuant to (and subject to adjustment as provided in) Section 6.7, which limit may be expressed, in the discretion of the Board of Directors, as one or more percentages and/or numbers of shares of stock of the Corporation, and may apply with respect to one or more classes of stock, or to all classes of stock in the aggregate.

“Indemnitee” shall have the meaning set forth in Section 9.3(a).

“Independent Director” shall have the meaning set forth for such term in the Bylaws.

“Initial Date” shall mean the date on which shares of  Common Stock of the Corporation are issued and sold in a public offering pursuant to the Corporation’s first effective registration statement for such Common Stock filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

“Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date.  The “Closing Price” on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported in The PORTAL Market or, if such Capital Stock is not listed or admitted to trading on the NYSE or The PORTAL Market, on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by The NASDAQ Stock Market, Inc. or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors.

“MGCL” shall mean the Maryland General Corporation Law, as amended from time to time.

“NYSE” shall mean the New York Stock Exchange.

“Person” shall mean an individual, corporation, limited liability company, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

“Preferred Stock” shall have the meaning set forth in Section 5.1.

“Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 6.1, would Beneficially Own or Constructively Own shares of Capital Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

“REIT” shall mean a “real estate investment trust”, as that term is defined in Section 856 of the Code.

“REIT Provisions of the Code” shall mean Sections 856 through 859 of the Code, and any successor or other provisions of the Code relating to REITs (including provisions as to the attribution of ownership of beneficial interests therein) and the Treasury Regulations promulgated thereunder.

“Restriction Termination Date” shall mean the first day after the Initial Date on which the Corporation determines pursuant to Section 6.14 that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

“Stockholders” shall mean the holders of record of outstanding shares of Capital Stock.

“The PORTAL Market” shall mean The PORTAL Market®, a subsidiary of The NASDAQ Stock Market, Inc.

“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire or change its level of Beneficial Ownership or Constructive Ownership, or any agreement to take any such action or cause any such event, of Capital Stock or the right to vote or receive dividends on Capital Stock, including, without limitation: (i) the granting or exercise of any option (or any disposition of any option), (ii) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (iii) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock, in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise.  The terms “Transferring” and “Transferred” shall have the correlative meanings.

“Trust” shall mean the trust provided for in Section 6.10(a).

“Trustee” shall mean the Person unaffiliated with the Corporation and any Prohibited Owner that is appointed by the Corporation to serve as trustee of the Trust.

ARTICLE 5

SHARES OF STOCK

Section 5.1.  Authorized Shares.

The total number of shares of stock of all classes that the Corporation shall have authority to issue is 110,000,000 shares, of which (i) 100,000,000 shall be designated as common stock, $0.0001 par value per share (the “Common Stock”); and (ii) 10,000,000 shall be designated as preferred stock, $0.0001 par value per Share (the “Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $11,000.   If shares of one class of stock are classified or reclassified into shares of another class of stock, including pursuant to Section 5.2 or Section 5.3, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, as the case may be, so that the aggregate number of shares of all classes that the Corporation has authority to issue shall not be more than the total number of shares set forth in the first sentence of this Section 5.1.  The Board, with the approval of a majority of the entire Board and without any action by the Stockholders, may amend the Charter from time to time to (i) increase or decrease the aggregate number of shares of Capital Stock that the Corporation has authority to issue, or (ii) increase or decrease the number of shares of any class or series that the Corporation has authority to issue.  The Board, with the approval of a majority of the entire Board and without any action by the Stockholders, may also classify or reclassify any unissued shares of stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms and conditions of redemption of such shares.

Section 5.2.  Common Stock.  Except as may be provided otherwise in the Charter, and subject to the express terms of any series of Preferred Stock, the holders of the outstanding shares of Common Stock shall have the exclusive right to vote on all matters (as to which a holder of outstanding shares of Common Stock shall be entitled to vote pursuant to applicable law) at all meetings of the Stockholders.  Each outstanding share of Common Stock shall have one (1) vote on each matter submitted to a vote of the Stockholders.  The holders of the outstanding shares of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends or distributions payable in cash, in property or in securities of the Corporation, after any dividends or distributions required to be paid or distributed to the holders of the outstanding shares of Preferred Stock, if any, are so paid or distributed.  The holders of the outstanding shares of Common Stock shall also be entitled to receive the net assets of the Corporation upon dissolution, after any preferential amounts required to be paid or distributed to the holders of the outstanding shares of Preferred Stock, if any, are so paid or distributed.  Shares of a particular class of Common Stock shall have equal dividend, distribution, liquidation and other rights, and shall have no preference, cumulative, preemptive, conversion or exchange rights.  The Board may classify or reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

Section 5.3.   Preferred Stock.

(a)

General.  The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series.  The description of shares of each series of Preferred Stock, including any designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors; and the Board shall cause the Corporation to file articles supplementary with the Department as required by law to be filed with respect to the issuance of such Preferred Stock, prior to the issuance of any shares of such series.  The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall accumulate, if cumulative.

(b)

Rights and Designations.  The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing articles supplementary that are effective without Stockholder action, to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to otherwise classify or reclassify any unissued shares of a particular series of Preferred Stock (provided, however, that no such action shall result in any holder of shares of Common Stock being in violation of the provisions of Section 6.1 below, or otherwise result in the Corporation failing to qualify as a REIT).  The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting the following:

(1)

the dividend rate, if any, on shares of such series, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

(2)

whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

(3)

the obligation, if any, of the Corporation to redeem shares of such series pursuant to a sinking fund or otherwise;

(4)

whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class, classes or series, or any other security, and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(5)

whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

(6)

the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation;

(7)

restrictions on transfer to preserve the status of the Corporation as a REIT; and

(8)

any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

Section 5.4.  Classified or Reclassified Shares.  Prior to the issuance of classified or reclassified shares of any class or series, the Board by resolution shall: (i) designate that class or series to distinguish it from all other classes and series; (ii) specify the number of shares to be included in the class or series; (iii) set or change, subject to the provisions of Article 6, and subject to the express terms of any class or series of stock outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (iv) cause the Corporation to file articles supplementary with the Department.  Any of the terms of any class or series of stock set or changed pursuant to clause (iii) of this Section 5.4 may be made dependent upon facts or events ascertainable outside of the Charter (including determinations by the Board or other facts or events within the control of the Corporation) and may vary among the holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the Department.

Section 5.5.  Authorization of Stock Issuance.  The Board of Directors may authorize the issuance from time to time of shares of Capital Stock of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of Capital Stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or Bylaws.

ARTICLE 6

RESTRICTIONS ON TRANSFER AND OWNERSHIP OF CAPITAL STOCK

Section 6.1.   Ownership Limitations.

(a)

General.  During the period commencing on the Initial Date and prior to the Restriction Termination Date:

(i)

 (1) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder;

(ii)

no Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Person’s Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Corporation owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code); and

(iii)

no Person shall Transfer any Beneficial Ownership or Constructive Ownership of shares of Capital Stock if, as a result of the Transfer, the Capital Stock would be beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code).

Notwithstanding the above, the restrictions in this Section 6.1(a) shall not apply to the Corporation’s first taxable year for which a REIT election is made.

(b)

Transfer in Trust.

If any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of any provision of Section 6.1(a):

(i)

then that number of shares of Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 6.1(a) (rounded to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 6.10, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

(ii)

if, after giving effect to the provisions of Section 6.1(b)(iv), the transfer to a Trust referenced in clause (i) of this sentence would not be effective for any reason to prevent a violation of Section 6.1(a), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 6.1(a) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(iii)

In determining which shares of Capital Stock are to be transferred to a Trust in accordance with this Section 6.1(b) and Section 6.10 hereof, shares shall be so transferred to a Trust in such manner as minimizes the aggregate value of the shares that are transferred to the Trust (except to the extent that the Board of Directors determines that the shares to be transferred to the Trust are those directly or indirectly held or Beneficially Owned or Constructively Owned by a Person or Persons that caused or contributed to the application of this Section 6.1(b)), and to the extent not inconsistent therewith, on a pro rata basis.

(iv)

To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section 6.1(b), a violation of any provision of Section 6.1(a) would nonetheless be continuing (for example where the ownership of shares of Capital Stock by a single Trust would result in the Capital Stock being beneficially owned (determined under the principles of Section 856(a)(5) of the Code) by less than 100 Persons), then shares of Capital Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Charitable Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of Section 6.1(a).

Section 6.2.

Remedies for Breach.  If the Board of Directors or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of any provision of Section 6.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of any provision of Section 6.1 (whether or not such violation is intended), then the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 6.1 shall automatically result in the transfer to the Trust(s) described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

Section 6.3.

Notice of Restricted Transfer.  Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate any provision of Section 6.1(a), and any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust(s) pursuant to the provisions of Section 6.1(b), shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, shall give at least fifteen (15) days prior written notice, and, in either case, shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

Section 6.4.

Owners Required To Provide Information.  During the period commencing on the Initial Date and prior to the Restriction Termination Date, every owner of more than two percent (2%) (or such other percentage as is required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within thirty (30) days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock Beneficially Owned and Constructively Owned and a description of the manner in which such shares are held.  Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership and Constructive Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit.  Furthermore, during the period commencing on the Initial Date and prior to the Restriction Termination Date, each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the Stockholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Section 6.5.

Remedies Not Limited.  Nothing contained in this Article 6 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of the Stockholders in preserving the Corporation’s status as a REIT under the REIT Provisions of the Code.

Section 6.6.

Ambiguity.  In the case of any ambiguity in the application of any of the provisions of this Article 6, or any definition contained in Article 4, the Board of Directors shall have the power to determine the application of the provisions of this Article 6 or any such definition with respect to any situation based on the facts known to it.  In the event this Article 6 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article 6.

Section 6.7.

Exceptions.

(a)

General Exception.  Subject to Section 6.1(a)(ii), the Board of Directors, in its sole discretion, may exempt a Person from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

(i)

the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial Ownership or Constructive Ownership of such shares of Capital Stock will violate Section 6.1(a)(ii);

(ii)

such Person does not and represents that it will not own, actually or constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant, and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT, shall not be treated as a tenant of the Corporation); and

(iii)

such Person agrees that any violation or attempted violation of any such representation or undertaking (or other action which is contrary to the restrictions contained in Sections 6.1 through 6.6) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Sections 6.1(b) and 6.10.

(b)

Conditions to General Exception.   Prior to granting any exception pursuant to Section 6.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.  Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c)

Underwriters Exception.  Subject to Section 6.1(a)(ii), an underwriter which participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d)

Reductions to Excepted Holder Limit.

The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (i) with the written consent of such Excepted Holder at any time; (ii) after any Transfer by such Excepted Holder, by the percentage of the outstanding shares of Capital Stock so transferred; or (iii) pursuant to the terms and conditions of any agreement or undertaking entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder.  No Excepted Holder Limit shall be reduced to a percentage or amount that is less than the Common Stock Ownership Limit.

Section 6.8.

Changes to Common Stock Ownership Limit and Aggregate Stock Ownership Limit.  The Board of Directors may from time to time increase the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit, and may decrease the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit prospective as to subsequent holders.

Section 6.9.  Legend.   Each certificate for shares of Capital Stock shall bear substantially the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL OWNERSHIP AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE CORPORATION’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).  SUBJECT TO CERTAIN FURTHER RESTRICTIONS, AND EXCEPT AS EXPRESSLY PROVIDED IN THE CORPORATION’S CHARTER, (I) NO PERSON MAY BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF THE CORPORATION’S COMMON STOCK IN EXCESS OF 9.8% (IN VALUE OR NUMBER OF SHARES) OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE CORPORATION UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (II) NO PERSON MAY BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK OF THE CORPORATION IN EXCESS OF 9.8% OF THE VALUE OF THE TOTAL OUTSTANDING SHARES OF CAPITAL STOCK OF THE CORPORATION, UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (III) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN CAPITAL STOCK THAT WOULD RESULT IN THE CORPORATION BEING “CLOSELY HELD” UNDER SECTION 856(h) OF THE CODE OR OTHERWISE CAUSE THE CORPORATION TO FAIL TO QUALIFY AS A REIT; AND (IV) NO PERSON MAY TRANSFER SHARES OF CAPITAL STOCK IF SUCH TRANSFER WOULD RESULT IN THE CAPITAL STOCK OF THE CORPORATION BEING OWNED BY FEWER THAN 100 PERSONS.  ANY PERSON WHO BENEFICIALLY OWNS OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK WHICH CAUSES OR WILL CAUSE A PERSON TO BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK IN EXCESS OR IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION.  IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP ARE VIOLATED, THE SHARES OF CAPITAL STOCK REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO A TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES OR, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO.  ALL CAPITALIZED TERMS IN THIS LEGEND THAT ARE ALSO DEFINED IN THE CHARTER OF THE CORPORATION HAVE THE MEANINGS DEFINED IN THE CHARTER OF THE CORPORATION, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF CAPITAL STOCK OF THE CORPORATION ON REQUEST AND WITHOUT CHARGE.

Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a Stockholder on request and without charge.

Section 6.10.

Transfer of Capital Stock in Trust.

(a)

Ownership in Trust.  Upon any purported Transfer or other event described in Section 6.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries.  Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 6.1(b).  The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner.  Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 6.10(f).

(b)

Status of Shares Held by the Trustee.  Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Corporation.  The Prohibited Owner shall have no rights in the shares held by the Trustee.  The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

(c)

Dividend and Voting Rights.  The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary.  Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee.  Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary.  The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee, and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote.  Notwithstanding the provisions of this Article 6, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of Stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of Stockholders.

(d)

Sale of Shares by Trustee.  Within 20 days after receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 6.1(a).  Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 6.10(d).  The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust, and (ii) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust.  Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.  If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (1) such shares shall be deemed to have been sold on behalf of the Trust, and (2) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 6.10(d), such excess shall be paid to the Trustee upon demand, for the benefit of (and for ultimate payment to) the Charitable Beneficiary.

(e)

Purchase Right in Stock Transferred to the Trustee.  Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift), and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer.  The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 6.10(d).  Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

(f)

Designation of Charitable Beneficiaries.  By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 6.1(a) in the hands of such Charitable Beneficiary, and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Section 6.11.

Exchange Transactions.  Nothing in this Article 6 shall preclude the settlement of any transaction entered into through the facilities of the NYSE, The PORTAL Market or any other national securities exchange or automated inter-dealer quotation system.  The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article 6, and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article 6.

Section 6.12.

Enforcement.  The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article 6.

Section 6.13.

Non-Waiver.  No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

Section 6.14.   Termination of REIT Status.  The Board of Directors shall take no action to terminate the Corporation’s status as a REIT (except pursuant to the provisions of Section 8.1), or to amend any of the provisions of this Article 6, until such time as (i) the Board of Directors adopts a resolution recommending that the Corporation terminate its status as a REIT or amend any of such provisions, as the case may be; (ii) the Board of Directors presents the resolution at an annual or special meeting of the Stockholders; and (iii) such resolution is approved by holders of a majority of the issued and outstanding shares of the Common Stock.

Section 6.15.  Applicability of Restrictions.  Notwithstanding any provision of the Charter to the contrary, but subject to the last sentence of Section 6.1(a), the provisions of this Article 6 shall only be applicable during the period commencing on the Initial Date and prior to the Restriction Termination Date.

ARTICLE 7

BOARD OF DIRECTORS

Section 7.1.   Number of Directors.   The stated number of directors of the Corporation shall initially be five (5), which number may be increased or decreased from time to time pursuant to the Bylaws; provided, however, that such number shall never be more than fifteen (15) nor less than the minimum number of directors required by the MGCL.

Section 7.2.    Initial Directors.   The names of the initial directors who shall serve on the Board until their successors are duly elected and qualified pursuant to the Bylaws are:

John B. Lowery

John T. Ottinger, Jr.

Star Chen

Dennis D. Downey

Andrew R. Little

Section 7.3.    Determination by Board of Best Interests of Corporation.   The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board consistent with the Charter and any restrictions in the Bylaws, shall be final and conclusive and shall be binding upon the Corporation and the Stockholders:  (i) the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its Capital Stock or the payment of other distributions on its Capital Stock; (ii) the amount of stated capital, capital surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; (iii) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); (iv) any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of Capital Stock; (v) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of Capital Stock; (vi) the number of shares of Capital Stock of any class; (vii) any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or (viii) any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board.

ARTICLE 8

STOCKHOLDERS

Section 8.1.  Voting Rights of Stockholders.

(a)

General. Except as otherwise expressly prohibited by the MGCL or other applicable laws or regulations, and subject to the provisions of any class or series of shares of Capital Stock then outstanding, the Stockholders shall be entitled to vote on the following matters, in addition to those matters otherwise expressly permitted to be voted on by stockholders of a corporation under the MGCL or such other applicable laws or regulations: (i) the election or removal of directors, without the necessity for concurrence by the Board, as provided in the Bylaws; (ii) the amendment of the Charter or the Bylaws, without the necessity for concurrence by the Board, as provided in Section 10.1 hereof and in the Bylaws; (iii) the reorganization of the Corporation; (iv) the Corporation’s participation in a merger, consolidation or share exchange; (v) the sale or other disposition of all or substantially all of the Corporation’s assets; (vi) the dissolution or liquidation of the Corporation, without the necessity for concurrence by the Board, as provided in the Bylaws; (vii) the termination of the Corporation’s status as a REIT, without the necessity for concurrence by the Board, as provided in the Bylaws; and (viii) such other matters with respect to which the Board has adopted a resolution declaring that a proposed action is advisable and declaring that the matter be submitted to the Stockholders for approval or ratification.

(b)

Limit on Certain Voting Rights.  Notwithstanding any provision of this Charter to the contrary, the voting rights with respect to shares of Common Stock owned by the Advisor, the directors, or any Affiliate are limited under certain circumstances described in Section 4.01(d) of the Bylaws of the Corporation, which constitute “facts ascertainable outside of the Charter” of the Corporation.

Section 8.2.  Voting Requirements.  Notwithstanding any provision of the MGCL requiring a greater proportion than a majority of the votes entitled to be cast in order to take or authorize any action, any such action may be taken or authorized by the concurrence of at least a majority of the aggregate number of votes entitled to be cast thereon.

Section 8.3.   Rights of Objecting Stockholders.  To the fullest extent permitted by law, the Stockholders shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL unless the Board, upon the affirmative vote of a majority of the Board, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions or all transactions occurring after the date of such determination in connection with which the Stockholders would otherwise be entitled to exercise such rights.

ARTICLE 9

LIABILITY OF STOCKHOLDERS AND DIRECTORS

Section 9.1.   Limitation of Stockholder Liability.  To the fullest extent permitted by law, no Stockholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Corporation by reason of his or her being a Stockholder, nor shall any Stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Corporation’s assets or the affairs of the Corporation by reason of his or her being a Stockholder.

Section 9.2.   Limitation of Director and Officer Liability.  Subject to the provisions and requirements of this Section and Section 9.3 hereof and the limitations of any applicable provisions under Maryland law, no director or officer of the Corporation shall be liable to the Corporation or its Stockholders for money damages in connection with or by reason of any act or omission performed or omitted to be performed on behalf of the Corporation (or while performing services for the Corporation) in his capacity as a director or officer of the Corporation. Neither the amendment nor repeal of this Section, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Section, shall apply to or affect in any respect the applicability of the provisions of this Section with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 9.3.    Indemnification.

(a)

General.    The Corporation shall indemnify and hold harmless a director, officer, employee, agent, Advisor or Affiliate (each an “Indemnitee”) against any or all losses or liabilities reasonably incurred by the Indemnitee in connection with or by reason of any act or omission performed or omitted to be performed on behalf of the Corporation (or while performing services for the Corporation) in such capacity, provided that the Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Corporation.

(b)

Securities Laws Limitations.    The Corporation shall not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by an Indemnitee that is a director, Advisor or Affiliate, unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities laws violations as to such Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to such Indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against such Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Corporation were offered or sold as to indemnification for violations of securities laws.

(c)

Other Limitations.    Notwithstanding anything to the contrary contained in the provisions of Sections 9.2, 9.3(a) or 9.3(b) above, the Corporation shall not indemnify or hold harmless an Indemnitee if it is established, pursuant to the provisions of Section 2-418(e) of the MGCL, that: (i) the Indemnitee’s act or omission was material to the loss or liability and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the Indemnitee actually received an improper personal benefit or profit in money, property or services; (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful; or (iv) in a proceeding by or in the right of the Corporation, the Indemnitee shall have been adjudged to be liable to the Corporation.   Furthermore, notwithstanding anything to the contrary contained in the provisions of Sections 9.2, 9.3(a) or 9.3(b) above, the Corporation shall not indemnify or hold harmless an Indemnitee if: (i) in the case of an Indemnitee that is a director (other than an Independent Director), Advisor or Affiliate, the loss or liability was the result of negligence or misconduct by the Indemnitee; or (ii) in the case of an Indemnitee that is an Independent Director, the loss or liability was the result of gross negligence or willful misconduct by the Indemnitee.  Furthermore, Section 9.2 and this Section 9.3 shall not be construed to affect the liability of any Person in any capacity other than in such Person’s capacity as a director, officer, employee, agent, Advisor or Affiliate of the Corporation.   Finally, any such indemnification or agreement to hold harmless may be paid only out of the net assets of the Corporation, and no portion may be recoverable from the Stockholders.

(d)

Expenses.   The Corporation shall pay or reimburse reasonable legal expenses and other costs incurred by an Indemnitee in advance of final disposition of a proceeding if all of the following are satisfied: (i) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Corporation; (ii) the Indemnitee provides the Corporation with written affirmation of the Indemnitee’s good faith belief that the Indemnitee has met the standard of conduct necessary for indemnification by the Corporation as authorized by this Section; (iii) the legal proceeding was initiated by a third party who is not a Stockholder or, if by a Stockholder acting in his capacity as such, a court of competent jurisdiction specifically approves such advancement; and (iv) the Indemnitee provides the Corporation with a written agreement to repay the amount paid or reimbursed by the Corporation, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnitee did not comply with the requisite standard of conduct and is not entitled to indemnification.

(e)

Implementation and Amendment.   The Board may take such action as is necessary to carry out this Section and is expressly empowered to adopt, approve and amend from time to time Bylaws, resolutions or contracts implementing such provisions. Neither the amendment nor repeal of this Section, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Section, shall apply to or affect in any respect the applicability of the provisions of this Section with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE 10

MISCELLANEOUS

Section 10.1.  Amendment.   Subject to the limitations of any applicable provisions under Maryland law, the holders of a majority of the issued and outstanding shares of the Common Stock may, without the necessity for concurrence by the directors, vote to amend the Charter.   Furthermore, except as otherwise provided in the Charter, and except to the extent otherwise permitted by Maryland law, without the concurrence of the holders of a majority of the issued and outstanding shares of the Common Stock, the directors may not amend the Charter except for amendments which do not adversely affect the rights, preferences and privileges of the Stockholders.

Section 10.2.   Conflicting Provisions.   The provisions of the Charter are severable, and if the Board shall determine that any one or more of such provisions are in conflict with the REIT Provisions of the Code, or other applicable federal or state laws, the conflicting provisions shall be deemed never to have constituted a part of the Charter, even without any amendment of the Charter; provided, however, that such determination by the Board shall not affect or impair any of the remaining provisions of the Charter or render invalid or improper any action taken or omitted prior to such determination.  No director shall be liable for making or failing to make such a determination.    If any provision of the Charter shall be held invalid or unenforceable in any jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of the Charter in any jurisdiction.

IN WITNESS WHEREOF, the undersigned has executed these Amended Articles of Incorporation as of the 15th day of May, 2007, and has acknowledged the same to be his act.

/s/ David A. Flanigan

David A. Flanigan, Jr., Incorporator